AudioEye, Inc. S-1/A

Exhibit 10.11

PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND THEREFORE THESE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN EXEMPTION FROM REGISTRATION.

$425,000	Tucson, Arizona

FOR VALUE RECEIVED, AudioEye, Inc., a Delaware corporation (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to the order of CMGO Investors, LLC, or its successors (the “Holder”), the principal amount of Four Hundred Twenty-Five Thousand Dollars ($425,000), together with interest thereon as provided below.  Subject to Section 1.6 hereof, all payments shall be in lawful currency of the United States of America.

The following terms shall apply to this Note:

ARTICLE I
PAYMENT AND DEFAULT-RELATED PROVISIONS

1.1           Payment.  On November 30, 2012 (the “Maturity Date”), unless previously paid, the entire principal amount of this Note together with all accrued and unpaid interest shall be due and payable in full.

1.2           Interest Rate.  Interest shall accrue on the outstanding principal balance of this Note at the annual rate of eight percent (8%).  Interest under this Note shall be calculated on the basis of a 360-day year for the actual days elapsed.

1.3           Order of Payments.  All payments made by Borrower hereunder (including, without limitation, any prepayments) shall be applied, first, to the payment of costs or expenses payable by Borrower hereunder, second, to the payment of accrued but unpaid interest, and last, to the reduction of the outstanding principal balance thereof.

1.4           No Setoff or Counterclaim.  All payments under this Note shall be made to the Holder without set-off, recoupment, counterclaim or other deduction whatsoever.

1.5           Waiver of Presentment and Enforcement.  All parties now or subsequently liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentation for payment, demand, notice of nonpayment or dishonor, protest and notice of protest and any and all lack of diligence or delay in collection or enforcement hereof.

ARTICLE II
CONVERSION RIGHTS

Conversion into the Borrower’s Common Stock.

(a)           Upon the occurrence and continuation of an Event of Default, the Holder shall have the right, but not the obligation, upon delivery to the Borrower of the Holder’s written request for conversion (a “Notice of Conversion”) at any time and from time to time after the occurrence of an Event of Default until this Note is fully paid, to convert all of the outstanding principal balance and accrued and unpaid interest on this Note into shares of Borrower’s Common Stock (the “Conversion Shares”) representing 10% of the Company’s issued and outstanding restricted shares of the Company’s common stock as of the date of the Notice Conversion (the “Conversion Shares”); provided, however, that the number of Conversion Shares shall not exceed 6,000,000 (the “Maximum Number”) (subject to adjustment as set forth in (d) and (e), below).  The Company shall deliver to the Holder within fifteen business days from the date of delivery of the Conversion Notice the Conversion Shares.

(b)           If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other person or entity, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the provisions of this Section 2.1 shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(c)           If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to acquire an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(d)           If the shares of Common Stock are subdivided or combined into a greater or lesser number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the number of Conversion Shares shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(e)           The number of Conversion Shares and the Maximum Number shall be proportionately reduced to the extent of any prepayment of the Note pursuant to Section 3.1 or Section 5.8 hereof.

ARTICLE III
COVENANTS

3.1           Application of Financing Proceeds.  Until the Note has been paid in full, the Company shall apply not less than 70% of the net proceeds from any financing to the repayment of the Note.

3.2           Registration.  As soon as reasonably practicable after the date hereof (but not later than sixty (60) days), AE shall amend the Registration Statement on Form S-1/A (File No. 333-177403) and use its reasonable efforts to have such Registration Statement declared effective thereafter.  In the event that such Registration Statement is not effective within eighteen (18) months from the date hereof, upon demand from the Holder (or its successor(s)), the Company shall file a separate registration statement covering, at least, the resale of the shares of Company stock owned by Holder or its successor(s) and use its reasonable efforts to have such registration statement declared effective.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived:

4.1           Failure to Pay Principal or Interest.  The Borrower fails to pay when due any portion of the principal, interest or other amount under this Note.

4.2           Breach of Covenant.  The Borrower breaches any covenant or other term or provision of this Note in any material respect and such breach, if subject to cure, continues for a period of twenty (20) calendar days after written notice to the Borrower from the Holder.

4.3           Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

4.4           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

4.6           Failure to Deliver Securities or Replacement Note.  The Borrower’s failure to timely deliver to the Holder Shares or other securities, or any replacement Note, pursuant to and in the form required by this Note.

4.7           Remedies of Holder are Cumulative.  The remedies of Holder as provided herein, and any one or more of them, whether in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder’s sole discretion, and may be exercised as often as Holder may decide in its sole and absolute discretion.

ARTICLE V
MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower and Holder at the addresses on the signature page of this Note or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

5.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

5.5           Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of or in the federal courts located in the State of New York.  Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8           Prepayment.  This Note may be paid (in whole or in part) prior to the Maturity Date, in cash, without the consent of the Holder upon not less than 10 days’ prior notice from the Borrower to the Holder.

5.9           Time.  Time is of the essence as to all matters in and related to this Note.

5.10         Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this 15th day of August 2012.

AUDIOEYE, INC.

	By:	/s/ Nathaniel T. Bradley
		Name:	Nathaniel T. Bradley
		Title:	President and Chief Executive Officer

Address for Holder: 32 SE Second Avenue, Unit 218 Delray Beach, Florida 33444 Attention: Craig Boden